Exhibit 3.1.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MICROLIN BIO, INC.

MicroLin Bio, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.        That by written action without a meeting, pursuant to Sections 141(f) and 242 of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Corporation duly adopted resolutions setting forth the terms of this proposed Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation dated December 26, 2013 (the “Certificate of Incorporation”), declaring said amendment to be advisable and calling for its consideration by the stockholders of the Corporation.

2.        That thereafter, pursuant to Sections 228 and 242 of the DGCL, a written consent in lieu of a meeting of the stockholders of the Corporation was executed by stockholders holding at least a majority in interest of the outstanding stock of the Corporation, which written consent approved this Certificate of Amendment of the Certificate of Incorporation.

3.        Pursuant to Section 242 of the DGCL, this Certificate of Amendment hereby amends the provisions of the Certificate of Incorporation by deleting Article First in its entirety and replacing it with the following:

“The name of this corporation is Microlin Bio, Inc.”

4.        Pursuant to Section 242 of the DGCL, this Certificate of Amendment hereby amends the provisions of the Certificate of Incorporation by deleting Article Fourth, Section A in its entirety and replacing it with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 50,000,000 shares of common stock, $0.000001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, $0.000001 par value per share (“Preferred Stock”). Upon the filing and effectiveness, pursuant to the General Corporation Law, of this Certificate of Amendment of the Certificate of Incorporation (the “Effective Time”), each one (1) share of Common Stock either issued and outstanding or reserved for issuance by the Corporation immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be split and converted into two (2) shares of Common Stock (the “Stock Split”) issued and outstanding or reserved for issuance, as the case may be. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (each, an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been split and converted.”

5.        This Certificate of Amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

(signature page follows)

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned, its authorized officer, on the                day of                        , 2014.

By:
Name:	Joseph Hernandez
Title:	Executive Chairman

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